Registration No. 333-91408

Securities and Exchange Commission

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POST EFFECTIVE AMENDMENT NO. 1

UFP TECHNOLOGIES, INC.

(Exact name of issuer as specified
in its charter)

DELAWARE	04-2314970
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

172 East Main Street, Georgetown, Massachusetts 01833

(Address of principal executive offices)

UFP TECHNOLOGIES, INC.

1998 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

R. Jeffrey Bailly

UFP TECHNOLOGIES, INC.

172 East Main Street

Georgetown, Massachusetts 01833

(978) 352-2200

(Name, address and telephone number of agent for service)

Copies to:

Patrick J. Kinney, Jr., Esq.

Lynch, Brewer, Hoffman & Fink, LLP

101 Federal Street

Boston, Massachusetts 02110

(617) 951-0800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 28, 2002 (File No. 333-91408) (the “2002 Registration Statement”) of UFP Technologies, Inc. (the “Company”) of which 250,000 of the 525,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), registered thereunder pertained to the Company’s 1998 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).  The Company has subsequently terminated the Employee Stock Purchase Plan.

As a result of the termination of the Employee Stock Purchase Plan, the offering of Common Stock under the Employee Stock Purchase Plan pursuant to the 2002 Registration Statement has been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the 94,134 shares of Common Stock registered but unsold under the Employee Stock Purchase Plan pursuant to the 2002 Registration Statement. This Amendment shall not affect the remaining shares of Common Stock registered pursuant to the 2002 Registration Statement, and the effectiveness of the 2002 Registration Statement as to such shares shall continue unaffected by this Amendment.

In addition, this Amendment shall not affect the original 150,000 shares of Common Stock registered pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 12, 1998 (File No. 333-56741) (the “1998 Registration Statement”) of the Company, of which 150,000 of the 300,000 shares of the Company’s Common Stock, registered thereunder pertained to the Employee Stock Purchase Plan.  While the offering of Common Stock under the Employee Stock Purchase Plan pursuant to the 1998 Registration Statement has been terminated, the effectiveness of the 1998 Registration Statement as to such shares shall continue unaffected by this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Georgetown, Massachusetts, on this 9h day of December, 2009.

UFP TECHNOLOGIES, INC.

By	/s/ R. Jeffrey Bailly
R. Jeffrey Bailly, President
and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ R. Jeffrey Bailly	President, Chief	December 9, 2009
R. Jeffrey Bailly	Executive Officer,
Director (principal
executive officer)

/s/ Ronald J. Lataille	Vice President,	December 9, 2009
Ronald J. Lataille	Chief Financial
Officer (principal
financial and
accounting officer)

/s/ Richard L. Bailly	Director	December 9, 2009
Richard L. Bailly

/s/ Kenneth L. Gestal	Director	December 9, 2009
Kenneth L. Gestal

/s/ David Gould	Director	December 9, 2009
David Gould

/s/ Marc Kozin	Director	December 9, 2009
Marc Kozin

/s/ Thomas Oberdorf	Director	December 9, 2009
Thomas Oberdorf

/s/ Robert W. Pierce	Director	December 9, 2009
Robert W. Pierce

/s/ David K. Stevenson	Director	December 9, 2009
David K. Stevenson